Exhibit 99.1

INDEX TO SARTINI GAMING FINANCIAL STATEMENTS

Independent Auditor’s Report	1-2
Consolidated Balance Sheets as of December 31, 2014 and 2013	3
Consolidated Statements of Income for the years ended December 31, 2014, 2013 and 2012	4
Consolidated Statements of Stockholder’s Deficit for the years ended December 31, 2014, 2013 and 2012	5
Consolidated Statements of Cash Flows for the years ended December 31, 2014, 2013 and 2012	6-7
Notes to the Consolidated Financial Statements	8-22

Independent Auditor’s Report

To the Board of Directors

Sartini Gaming, Inc.

Las Vegas, Nevada

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Sartini Gaming, Inc. and its subsidiaries which comprise the consolidated balance sheets as of December 31, 2014 and 2013, and the related consolidated statements of income, stockholder’s deficit, and cash flows for each of the three years in the period ended December 31, 2014, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sartini Gaming, Inc. and their subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2014 in accordance with accounting principles generally accepted in the United States of America.

/s/ McGladrey LLP

Las Vegas, Nevada

April 8, 2015

Sartini Gaming, Inc.

Consolidated Balance Sheets
December 31, 2014 and 2013
(Dollars in thousands)

Assets	2014	2013
Current Assets
Cash and cash equivalents	$27,022	$27,172
Accounts and notes receivable, net of allowance for doubtful accounts of $589 and $632, respectively	4,229	3,097
Inventories	2,703	2,908
Prepaid expenses and other	5,843	5,934
Total current assets	39,797	39,111

Property and Equipment, net	73,636	74,124
Goodwill	7,706	7,706
Intangible Assets, net	18,344	19,269
Notes Receivable	865	804
Debt Issuance Costs, net	139	185
Other Assets	896	350
	$141,383	$141,549

Liabilities and Stockholder's Deficit
Current Liabilities
Current maturities of long-term debt	$6,409	$6,452
Accounts payable	7,965	5,943
Accrued payroll and related	1,626	2,214
Accrued interest payable	7	794
Other accrued liabilities	2,603	2,654
Total current liabilities	18,610	18,057

Long-Term Debt, less current maturities	181,096	177,966
Warrant Liability	5,685	-
Deferred Rent and Asset Retirement Obligations	2,089	2,358
Total liabilities	207,480	198,381

Commitments and Contingencies (Notes 5 and 6)

Stockholder's Deficit
Common stock, no par value; 2,500 shares authorized; 711 shares issued and outstanding	28,803	28,803
Additional paid-in capital	46,330	46,330
Accumulated deficit	(141,230)	(131,965)
Total stockholder's deficit	(66,097)	(56,832)
	$141,383	$141,549

See Notes to Consolidated Financial Statements.

Sartini Gaming, Inc.

Consolidated Statements of Income
Years Ended December 31, 2014, 2013 and 2012
(Dollars in thousands)

	2014	2013	2012
Revenues:
Gaming	$246,607	$240,552	$231,499
Food and beverage	45,912	44,800	43,714
Other	8,181	7,277	5,013
	300,700	292,629	280,226
Promotional allowances	(20,200)	(20,544)	(18,858)
Net revenues	280,500	272,085	261,368

Costs and expenses:
Gaming	136,725	139,198	132,364
Food and beverage	17,370	16,656	16,142
Non-gaming payroll and related	45,680	45,682	44,149
Selling, general, and administrative	46,426	43,777	46,112
Depreciation and amortization	14,180	13,753	13,433
Preopening and business combination expenses	1,674	963	3,649
Gain on disposal of property and equipment	(293)	(28)	(21)
Total costs and expenses	261,762	260,001	255,828

Income from operations	18,738	12,084	5,540

Other (expense) income:
Interest expense	(21,940)	(25,583)	(22,738)
Loss on extinguishment of debt	-	(6,163)	(2,898)
Gain (loss) on warrant	(6,063)	-	432
Total other expense, net	(28,003)	(31,746)	(25,204)

Loss from continuing operations	(9,265)	(19,662)	(19,664)
Income from discontinued operations	-	-	27,095

Net income (loss)	(9,265)	(19,662)	7,431
Net income attributable to the noncontrolling interest	-	-	(27,095)

Net (loss) attributable to Sartini Gaming, Inc.	$(9,265)	$(19,662)	$(19,664)

See Notes to Consolidated Financial Statements.

Sartini Gaming, Inc.

Consolidated Statements of Stockholder's Deficit
Years Ended December 31, 2014, 2013 and 2012
(Dollars in thousands)

			Additional
	Common Stock Issued		Paid-In	Accumulated	Stockholder's	Noncontrolling	Total
	Shares	Amount	Capital	Deficit	Deficit	Interest	Deficit
Contribution of common stock of
Golden Gaming, Inc.	711	$28,803	$-	$(92,639)	$(63,836)	$19,201	$(44,635)
Other contributions	-	-	46,330	-	46,330	-	46,330
Net (loss) income	-	-	-	(19,664)	(19,664)	27,095	7,431
Deconsolidation of noncontrolling interest	-	-	-	-	-	(46,296)	(46,296)
Balance, December 31, 2012	711	28,803	46,330	(112,303)	(37,170)	-	(37,170)
Net (loss)	-	-	-	(19,662)	(19,662)	-	(19,662)
Balance, December 31, 2013	711	28,803	46,330	(131,965)	(56,832)	-	(56,832)
Net (loss)	-	-	-	(9,265)	(9,265)	-	(9,265)
Balance, December 31, 2014	711	$28,803	$46,330	$(141,230)	$(66,097)	$-	$(66,097)

See Notes to Consolidated Financial Statements.

Sartini Gaming, Inc.

Consolidated Statements of Cash Flows
Years Ended December 31, 2014, 2013 and 2012
(Dollars in thousands)

	2014	2013	2012
Cash Flows From Operating Activities
Continuing Operations:
Net income (loss)	$(9,265)	$(19,662)	$7,431
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Income from discontinued operations	-	-	(27,095)
Depreciation and amortization, including $1,386, $3,116 and $2,366 included in interest expense	15,566	16,869	15,799
Provision for doubtful accounts	-	(20)	572
Deferred rent and asset retirement obligations	(269)	344	(382)
Loss on extinguishment of debt	-	6,163	2,898
Interest paid in kind on long-term debt	1,369	3,995	4,264
Gain (loss) on warrants	6,063	-	(432)
Litigation settlement financed with long-term debt	-	-	2,409
Gain on disposal of property and equipment	(293)	(28)	(21)
Changes in working capital components:
Accounts and notes receivable	(1,013)	1,013	(3,030)
Inventories and prepaid expenses and other	391	713	(2,660)
Accounts payable and accrued expenses	596	(4,197)	(1,219)
Net cash provided by (used in) continuing operations	13,145	5,190	(1,466)
Net cash provided by discontinued operations	-	-	657
Net cash provided by (used in) operating activities	13,145	5,190	(809)

Cash Flows From Investing Activities
Continuing Operations:
Due (to) from related parties	-	(1,903)	32,271
Cash paid in business combination, net of cash and cash equivalents acquired	-	-	(50,638)
Expenditures for property and equipment	(7,777)	(4,574)	(5,430)
Expenditures for intangible and other assets	(555)	(1,219)	(618)
Acquisitions of businesses, net of cash acquired	(715)	-	-
Collection of notes receivable	(61)	1,300	653
Proceeds from sale of property and equipment	315	-	139
Net cash used in continuing operations	(8,793)	(6,396)	(23,623)
Net cash used in discontinued operations	-	-	(697)
Net cash used in investing activities	(8,793)	(6,396)	(24,320)

(Continued)

Sartini Gaming, Inc.

Consolidated Statements of Cash Flows (Continued)
Years Ended December 31, 2014, 2013 and 2012
(Dollars in thousands)

	2014	2013	2012
Cash Flows From Financing Activities
Continuing Operations:
Proceeds from issuance of long-term debt	$4,380	$197,000	$97,500
Principal payments on long-term debt	(8,504)	(182,271)	(89,291)
Contributions	-	-	46,330
Repurchase of warrants	(378)	-	-
Debt issuance costs	-	(5,292)	(14,335)
Net cash (used in) provided by continuing operations	(4,502)	9,437	40,204
Net cash used in discontinued operations	-	-	(360)
Net cash (used in) provided by financing activities	(4,502)	9,437	39,844
Net increase (decrease) in cash and cash equivalents	(150)	8,231	14,715

Cash and Cash Equivalents, beginning of year	27,172	18,941	4,226
Cash and Cash Equivalents, end of year	$27,022	$27,172	$18,941

Supplemental Disclosure of Cash Payments for Interest	$21,312	$20,422	$16,283

Supplemental Schedule of Noncash Investing and
Financing Activities:
Gaming equipment purchased through financing	$2,563	$2,220	$955
Contribution of common stock of Golden Gaming, Inc.	$-	$-	$(44,635)

See Notes to Consolidated Financial Statements.

Sartini Gaming, Inc.

Notes to Consolidated Financial Statements

Note 1.	Basis of Presentation, Description of Business, and Summary of Significant Accounting Policies

Sartini Gaming, Inc, a Nevada corporation (Sartini), was formed in January 2012 with a contribution from The Blake L. Sartini and Delise F. Sartini Family Trust, its sole shareholder, of all of the outstanding common stock of Golden Gaming, Inc. In February 2012, Sartini formed 77 Golden Gaming, LLC as a wholly owned subsidiary. Also in February 2012, Golden Gaming, Inc. was converted from a corporation to a limited liability company and all of its outstanding membership units were contributed to 77 Golden Gaming, LLC.

The accompanying consolidated financial statements include the accounts of Sartini, 77 Golden Gaming, LLC, and its wholly owned subsidiaries Sartini Synergy Online, LLC and Golden Gaming, LLC. (G.G.I.), and G.G.I.’s wholly owned subsidiaries which include:

Golden Tavern Group, LLC (G.T.G.)

Golden Pahrump Nugget, LLC (G.P.N.)

Golden Pahrump Town, LLC (G.P.T.)

Golden Pahrump Lakeside, LLC (G.P.L.)

Golden Tavern Restaurants, LLC

Golden Aviation, LLC

Golden Golf Management, LLC

Golden HRC, LLC

Golden Route Operations LLC (G.R.O.) and its wholly owned subsidiaries:

Market Gaming, LLC

E-T-T, LLC and its wholly owned subsidiaries:

Cardivan, LLC and Corral Country Coin, LLC

G.T.G has more than 50 subsidiaries formed to operate 48 individual taverns in Nevada.

Also included through October 2012 in the consolidated financial statements is Golden Mardi Gras, Inc. (G.M.G.), which is a variable interest entity. The entities are collectively referred to as the “Company.”

G.R.O. is a gaming machine route operator in Nevada. Operations for G.R.O. involve the installation, operation and service of gaming machines (primarily video poker machines) under space leases and revenue participation agreements with local taverns and convenience stores. Both types of agreements provide G.R.O. with exclusive rights to install gaming machines at such locations and generally require G.R.O. to pay all installation and maintenance expenses related to the operations at each location. G.R.O. pays all applicable taxes under space leases and generally shares such taxes on the same basis as revenues under revenue participation agreements. G.R.O.’s gaming machines are located throughout Nevada.

G.T.G., which operates taverns under various brands throughout Nevada, is one of the largest operators of taverns in the state. G.T.G.’s principal operations include the operating activities of tavern locations in the Las Vegas area under the name PT’s Entertainment (PT’s), which include the brands Sierra Gold, PT’s Gold, PT’s Pub, PT’s Place and Sean Patricks, and tavern locations in Reno and the surrounding area under the name of Sierra Gold and Sierra Junction. All of the locations operate in a themed bar environment catering to local residents that prefer the smaller, more convenient entertainment option of the Company’s taverns to the larger, full-service hotel casinos. Each G.T.G. location has approximately 15 gaming machines and other non-gaming entertainment devices and amenities.

Sartini Gaming, Inc.

Notes to Consolidated Financial Statements

Note 1.	Basis of Presentation, Description of Business, and Summary of Significant Accounting Policies (Continued)

G.P.N. operates a casino hotel resort in Pahrump, Nevada which is approximately sixty miles from Las Vegas, Nevada. G.P.T. and G.P.L. operate Gold Town Pahrump and Lakeside Casino and RV Park, respectively, also in Pahrump. Pahrump is an unincorporated town with seasonal tourism, but is primarily a locals market. Between the three properties, gaming operations consist of slot machines, table games, poker room, bingo, and other non-gaming amenities such as cafes, steakhouses, buffets, snack bar, catering, conference centers and a bowling alley.

Sartini Synergy Online, LLC, Golden Aviation, LLC, Golden Golf Management, LLC, and Golden HRC, LLC are inactive. Golden Tavern Restaurants, LLC provides certain payroll services to G.T.G.

G.M.G. operated the Golden Mardi Gras Casino, Golden Gates Casino, and The Golden Gulch Casino in Black Hawk, Colorado until October 2012. Casinos in Black Hawk draw patrons primarily from the greater Denver, Colorado metropolitan area. Black Hawk is a mountain town with some seasonal tourism but is primarily a locals market, and its gaming market is subject to seasonal fluctuation mainly due to weather conditions.

A summary of the Company’s significant accounting policies follows:

Principles of consolidation: The consolidated financial statements include the accounts of Sartini and its wholly-owned subsidiaries along with, through October 31, 2012, the accounts of G.M.G., which is owned by the Company’s sole owner. G.M.G. is a variable interest entity as defined in the Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC) 810, Consolidations, and was considered to be a subsidiary of Golden Gaming, LLC through October 31, 2012. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of estimates: The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Significant estimates include the fair value of assets and liabilities acquired in business combinations, the useful lives assigned to property and equipment and intangible assets, the fair value of warrants and future cash flows used to determine impairment losses. Management engages third party valuation specialists to assist in the determination of certain of these estimates. Actual results could differ from these estimates.

Cash and cash equivalents: The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash consists primarily of cash in banks and cash on hand in the Company’s vaults and cages, and at slot route locations. At various times during the year, the Company maintained balances at a financial institution in excess of federally insured limits. The Company has not experienced any losses in such accounts.

Accounts and notes receivable: Accounts and notes receivable represent primarily amounts due from third-party locations serviced by G.R.O. and other miscellaneous receivables. The carrying amount of receivables is reduced by a valuation allowance that reflects management’s best estimate of the amounts that will not be collected. Management determines the allowance for doubtful accounts by regularly evaluating individual customer receivables and considering a customer’s financial condition, credit history, and current economic conditions. The Company has not historically charged interest on past due accounts receivable. Long-term notes receivable represent unsecured, non-interest bearing advances due from route customers at the maturity of their route contracts, which average approximately seven years in duration. Interest has been imputed, resulting in discounts of $108,000 and $292,000 at December 31, 2014 and 2013, respectively.

Sartini Gaming, Inc.

Notes to Consolidated Financial Statements

Note 1.	Basis of Presentation, Description of Business, and Summary of Significant Accounting Policies (Continued)

Inventories: Inventories are recorded at the lower of cost (first in, first out method) or market, and consist primarily of food, beverage, vending and gift shop items.

Promotional allowances: Gross revenues include the retail amount of accommodations, food, beverages and merchandise provided gratuitously to customers. When computing net revenues, the retail value of accommodations, food, beverages, and merchandise provided to customers without charge is deducted from gross revenues as promotional allowances. The estimated retail cost of such complimentary services for room, food, beverages, merchandise, and player points is charged to gaming and selling, general, and administrative expense.

Rent expense: Rent is recognized on the straight-line basis over the term of the lease. The amount by which the straight-line amount exceeds the amount of rent actually due is recorded as deferred rent.

Property and equipment: Property and equipment is recorded at cost. Assets that have been placed in service are depreciated on a straight-line basis over their estimated useful lives. Depreciation is computed using the straight-line method over the following estimated useful lives:

Estimated
Life in
Years

Furniture, fixtures, and equipment	3-7
Land improvements	10
Building and building improvements	45
Leasehold improvements	1-15

The estimated lives for leasehold improvements are the lesser of economic life or the remainder of the lease term.

Goodwill: Goodwill represents the excess of costs over fair value of assets of the business acquired. Goodwill is not amortized, but rather is assessed for impairment annually or more frequently if circumstances indicate impairment may have occurred. This assessment can be made using either a qualitative or a quantitative approach. The Company performs its annual impairment assessment in the fourth quarter of each year.

The Company uses a two-step process for determining whether goodwill is impaired. If the Company elects to use the quantitative approach, the first step is to compare the fair value of the reporting unit to its carrying value. If the carrying value of the reporting unit exceeds fair value, a second step is followed to calculate the goodwill impairment. If the Company elects to use the qualitative approach, it assesses qualitative factors to determine whether it is more likely than not that goodwill is impaired. Under both the qualitative and the quantitative approaches, the second step involves determining the fair value of the reporting unit and allocating such fair value to the individual assets and liabilities of the reporting unit as if it were a business combination and calculating the implied fair value of goodwill.

Sartini Gaming, Inc.

Notes to Consolidated Financial Statements

Note 1.	Basis of Presentation, Description of Business, and Summary of Significant Accounting Policies (Continued)

To determine fair value, the Company engages a third party valuation specialist and uses a combination of the income approach, which is based on the cash flows that the reporting unit expects to generate in the future, precedent transaction approach and comparable company analysis approach. The income approach requires significant management judgments and estimates to project future revenues and expenses, changes in gross margins, cash flows and estimates of future capital expenditures for the reporting unit over a multi-year period, as well as the determination of weighted-average cost of capital to be used as a discount rate. The precedent transaction approach considers the prices paid by purchasers of similar companies under similar situations. The Company also uses the comparable company approach which considers the valuation multiples of companies with similar characteristics. The income approach is weighted more heavily.

The evaluation of goodwill inherently involves management judgments as to assumptions used to project these amounts and the impact of market conditions on those assumptions. The Company’s estimates may differ from actual results due to, among other matters, economic conditions, changes to its business model or changes in operating performance. Substantially all of the Company’s goodwill is amortizable for tax purposes.

Intangible assets and other assets: Intangible assets consist primarily of trademarks and other intellectual property, customer relationships, noncompete agreements and licenses. Customer relationships include the value of purchased route contracts. Amortization of customer relationships related to slot route operations is recorded primarily on an accelerated basis over eight years and is included in depreciation and amortization expense. Customer relationships related to the casino operations are amortized on an accelerated basis over ten to eleven years representing the estimated attrition of preferred customers. Non-compete agreements are amortized on a straight-line basis over one to five years. During the year ended December 31, 2013, the Company began amortizing its trademarks and licenses over ten years using the straight-line method. These assets were previously believed to have indefinite lives. The effect of this change was to decrease net income by approximately $207,000.

Impairment: In accordance with the provisions of ASC 360, Property, Plant, and Equipment, the Company evaluates the potential impairment of long-lived assets when events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable. If it is determined that the carrying value of long-lived assets may not be recoverable based upon the relevant facts and circumstances, the Company estimates the future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the estimated undiscounted future cash flows is less than the carrying value of the asset, the asset is written down to its fair value.

No impairment was recorded during the three year period ended December 31, 2014.

Modification accounting: The Company evaluates amendments to its debt in accordance with ASC 540-50, Debt – Modifications and Extinguishments, for modification and extinguishment accounting. For debt amendments involving continuing existing lenders, this evaluation includes comparing the net present value of cash flows of the new debt to the old debt to determine if changes greater than 10 percent occurred. In instances where the net present value of future cash flows changed more than 10 percent, the Company applies extinguishment accounting and determines the fair value of its debt based on factors available to the Company. In instances where the change was less than 10 percent the Company applies modification accounting. For modification accounting, prior unamortized deferred loan costs and debt discounts and any new fees paid to the continuing lender are amortized over the revised term of the debt.

Sartini Gaming, Inc.

Notes to Consolidated Financial Statements

Note 1.	Basis of Presentation, Description of Business, and Summary of Significant Accounting Policies (Continued)

Debt issuance costs: Debt issuance costs consist of loan origination and financing fees paid in connection with long-term debt. These fees are being amortized to interest expense over the life of the long-term debt using the interest method.

Loyalty programs: The Company provides the Golden Rewards Club Program (the Club) for its customers. Members of the Club earn points based on gaming activity, and such points are redeemable for cash, free play, or complimentary goods and services such as accommodations, food and beverages. Club members may also earn special coupons or awards as determined during marketing promotions. Because redemption of points does not displace a significant number of paying customers and the value of the awards is not significant compared to the original revenue transaction, the Company records revenue for the original transaction and a liability for the value of points earned by Club members. The value of the points is determined by referencing the cash value of points expected to be redeemed for cash or free play and the incremental (departmental) cost of points expected to be redeemed for complimentary goods or services. The liability is reduced by points not expected to be redeemed. The cost of points redeemed for cash is recorded as a reduction of gaming revenue, and the cost of points redeemed for complimentary goods or services is recorded as an operating expense of the gaming department. As of December 31, 2014 and 2013, the Club liability was approximately $751,000 and $800,000, respectively, and was included in other accrued liabilities on the consolidated balance sheets.

Revenue recognition: Gaming revenue is (a) the net win from gaming activities, which is the difference between gaming wins and losses, less sales incentives and other adjustments and (b) revenue from gaming-related activities such as poker, blackjack, and tournaments. Jackpots, other than the incremental amount of progressive jackpots, are recognized at the time they are won by customers. The Company accrues the incremental amount of progressive jackpots as the progressive machine is played and the progressive jackpot amount increases, with a corresponding reduction of gaming revenue.

G.R.O. recognizes gaming revenues from gaming machine route operations, under both space leases and revenue participation arrangements, as the net win from gaming operations. Gaming revenues also include fees charged to route customers for the costs of the Company’s gaming management system and the Club. Revenue participation and space lease payments to route locations are recorded as gaming expenses. The Company estimates and accrues its share of the cash that has not been collected from gaming machines at the end of the year, but that is collected on regularly scheduled collection dates within one week after the end of the year.

Rooms, food, beverage, and merchandise revenues are recognized when goods and services are provided to customers. Other revenue represents revenue from ATM fees, vending machines, and arcade machines. Other revenue is recognized when services are provided to customers.

The Company reports revenues net of sales taxes collected and remitted.

Preopening expenses: Preopening expenses are charged to expense as incurred in accordance with ASC 720, Other Expenses.

Income taxes: Sartini has elected, with its stockholder’s consent, to be taxed under the provision of Sub-chapter S of the Internal Revenue Code. Under this provision, the Company does not pay federal corporate income taxes on its taxable income. Instead, the stockholder is liable for individual income taxes on the Company's taxable income. Sartini’s subsidiaries are limited liability companies and their income or loss is allocated to their members.

Sartini Gaming, Inc.

Notes to Consolidated Financial Statements

Note 1.	Basis of Presentation, Description of Business, and Summary of Significant Accounting Policies (Continued)

Management evaluates the Company’s tax positions on an annual basis and has concluded that the Company has taken no uncertain tax positions that require adjustment to the consolidated financial statements to comply with the provisions of this guidance. All of the Company’s tax returns are subject to examination by U.S. federal, state and local tax authorities.

Gaming taxes: The Company is subject to taxes based on non-restricted gross gaming revenue and annual and quarterly fees at all locations. These gaming taxes are recorded as an expense within the “Gaming” line item in the accompanying consolidated statements of income. These taxes totaled approximately $7,084,000, $6,288,000, and $5,746,000 for the years ended December 31, 2014, 2013 and 2012, respectively.

Asset retirement obligations: The Company records a liability for the estimated fair value of a required asset retirement obligation (ARO) when such obligation is incurred. The Company’s AROs are primarily associated with leasehold improvements which, at the end of a lease, the Company is contractually obligated to remove in order to comply with the lease agreement. At the inception of a lease with such conditions, the Company records an ARO liability and a corresponding leasehold improvement in an amount equal to the estimated fair value of the obligation. The liability is estimated based on a number of assumptions requiring management’s judgment, including store closing costs, cost inflation rates and discount rates, and is accreted to its projected future value over time. The capitalized asset is depreciated as a leasehold improvement. Upon satisfaction of the ARO conditions, any difference between the recorded ARO liability and the actual retirement costs incurred is recognized as an operating gain or loss in the consolidated statements of income.

Fair value of financial instruments: The carrying amounts of cash and cash equivalents, accounts and notes receivable, and accounts payable approximate fair value because of the short-term nature of these instruments. Based on the borrowing rates currently available to the Company for bank loans with similar items and average maturities, the fair value of the Company’s long-term debt approximates its carrying value.

Management uses its best judgment in estimating the fair value of the Company’s financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates presented herein are not necessarily indicative of the amounts the Company could have realized in a sales transaction at December 31, 2014 and 2013.

Fair value measurements: In accordance with ASC 820, Fair Value Measurements, assets and liabilities carried at fair value are classified and disclosed in one of the following three categories:

●     Level 1:     Quoted market prices in active markets for identical assets or liabilities.

●     Level 2:     Observable market based inputs or unobservable inputs that are corroborated by market data.

●     Level 3:     Unobservable inputs that are not corroborated by market data.

Sartini Gaming, Inc.

Notes to Consolidated Financial Statements

Note 1.	Basis of Presentation, Description of Business, and Summary of Significant Accounting Policies (Continued)

During the year ended December 31, 2012, the Company issued warrants for the purchase of membership interests of 77 Golden Gaming, LLC, which are measured at fair value on a recurring basis. The fair value of the warrants has been determined under Level 3. At December 31, 2014 and 2013, the Company did not have any assets or liabilities measured at fair value on a non-recurring basis.

Recent accounting pronouncements: In April 2014, the FASB issued ASU 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity, which changes the criteria for reporting discontinued operations. Under ASU 2014-08, only disposals representing a strategic shift in operations should be presented as discontinued operations. ASU 2014-08 also requires disclosure of the pre-tax income attributable to a disposal of a significant part of an organization that does not qualify for discontinued operations reporting. ASU 2014-08 will be effective prospectively for the Company for annual reporting periods beginning after December 15, 2014. The adoption of ASU 2014-08 is not expected to have a material effect on the Company’s consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), requiring an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The updated standard will replace most existing revenue recognition guidance in accounting principles generally accepted in the United States of America when it becomes effective and permits the use of either a full retrospective or retrospective with cumulative effect transition method. The updated standard will be effective for annual reporting periods beginning after December 15, 2017. The Company has not yet selected a transition method and is currently evaluating the effect that the updated standard will have on the consolidated financial statements.

Subsequent events: The Company has evaluated subsequent events through April 8, 2015, the date on which the consolidated financial statements were available for issuance.

Note 2.	Property and Equipment

Property and equipment consists of the following at December 31 (dollars in thousands):

	2014	2013

Furniture, fixtures, and equipment	$102,055	$93,976
Land, land improvements, and water rights	26,072	26,072
Building and building improvements	26,211	26,210
Leasehold improvements	46,702	44,282
Construction in process	2,105	4,057
	203,145	194,597
Less accumulated depreciation	(129,509)	(120,473)
Property and equipment, net	$73,636	$74,124

Sartini Gaming, Inc.

Notes to Consolidated Financial Statements

Note 3.	Intangible Assets

Intangible assets consist of the following at December 31 (dollars in thousands):

	2014	2013

Customer relationships	$23,057	$23,057
Trademarks	1,240	1,200
Non-compete	3,624	2,862
Licenses and other	3,045	1,378
	30,966	28,497
Accumulated amortization	(12,622)	(9,228)
Intangible assets, net	$18,344	$19,269

Total amortization expense related to intangible assets for the years ended December 31, 2014, 2013 and 2012 was approximately $3,395,000, $4,359,000 and $3,037,000, respectively.

Amortization expense (dollars in thousands) for each of the five succeeding years and thereafter is expected to be as follows:

Years ending December 31,

2015	$3,248
2016	3,038
2017	2,697
2018	2,121
2019	1,976
Thereafter	5,264
$18,344

Note 4.	Long-Term Debt

Long-term debt consists of the following at December 31 (dollars in thousands):

	2014	2013
First lien loans, net of unamortized discount, 2014, $759; 2013, $965	$75,241	$79,035
Second lien loans, net of unamortized discount, 2014, $4,695; 2013, $5,828	104,070	101,567
Revolving credit facility	2,100	-
Business combination obligations	3,068	-
Notes issued in connection with legal settlement	754	1,476
Other	2,272	2,340
	187,505	184,418
Less current maturities	(6,409)	(6,452)
	$181,096	$177,966

Sartini Gaming, Inc.

Notes to Consolidated Financial Statements

Note 4.	Long-Term Debt (Continued)

In connection with the transactions with Affinity Gaming, LLC described in Note 7, the Company amended its existing revolving credit and term loan facility in February 2012 to provide for a $110,000,000 first lien secured term loan repayable in quarterly principal installments of $275,000 with the balance due March 1, 2016, and a $50,000,000 second lien secured loan repayable on March 1, 2017. Mandatory prepayments were required based on “Excess Cash Flow” as defined in the agreement. The first lien secured term loan provided for interest at a Base Rate or the LIBOR Rate plus applicable margins that are initially 7 percent and 8 percent, respectively. For the first year of the loan only, 1 percent of the applicable margin was paid in-kind. Interest on the second lien secured term loan was initially payable monthly at the co-borrowers’ election of (a) 15 percent or (b) 12.5 percent plus 5 percent payment-in-kind (PIK election).

Interest for both the first and second lien secured term loans was subject to reduction based on the achievement of certain financial ratios. The first lien secured term loan required the payment of a lender fee of 1 percent of the principal balance at closing and an additional 1 percent of the then outstanding balance in February 2013.

During the year ended December 31, 2013, the Company entered into a new first lien credit agreement that provides for a $40,000,000 Term A loan, a $40,000,000 Term B loan, and a $5,000,000 revolving credit facility. The Term A loan is repayable in quarterly principal installments of $1,000,000 with the balance due September 16, 2018, which is also the maturity date of the Term B loan and revolving credit facility. The Company also amended its second lien credit agreement to increase the loan to $107,000,000 and adjust the maturity date to March 16, 2019. The credit agreements also provide for additional mandatory prepayments based on “Excess Cash Flow” as defined in each agreement. The first lien secured term loans and revolving credit facility provide for interest at a Base Rate or the LIBOR Rate plus applicable margins. For the Term A loan and the revolving credit facility, the applicable margins are 2.25 percent for Base Rate Loans and 3.25 percent for LIBOR Rate Loans. For the Term B loan, the applicable margins are 5.5 percent for Base Rate Loans and 6.5 percent for LIBOR Rate Loans. Interest on the second lien secured term loan is payable monthly at 13.25 percent plus 1.25 percent payment-in-kind (PIK interest), subject to adjustment if on or after June 30, 2014, the ratio of First Lien Debt to EBITDA ratio, as defined, is greater than 2.75:1.00. The effective interest rate for the revolving credit facility and the Term A and Term B loans was 4.00 percent, 4.00 percent and 7.25 percent, respectively, at both December 31, 2014 and 2013. Both facilities are collateralized by substantially all assets of the Company.

During the year ended December 31, 2012, the Company incurred approximately $14,335,000 of fees and costs in connection with the February 2012 restructuring of its indebtedness, including a $962,600 loan prepayment penalty. Of the total incurred, approximately $271,000 was capitalized as debt issuance costs, $8,705,000 was recorded as a discount on the first lien term loans, $3,689,000 was recorded as a discount on second lien term loan and $1,670,000 was charged to loss on extinguishment of debt along with approximately $1,228,000 of debt issuance costs capitalized during 2011. The debt discount is amortized over the life of the related loan using the interest method.

During the year ended December 31, 2013, the Company incurred approximately $5,292,000 of fees in connection with the refinancing of its indebtedness, of which $1,035,000 was capitalized as debt issuance costs, $3,367,000 was recorded as a discount on the second lien loan and $890,000 was charged to loss on extinguishment of debt along with approximately $5,273,000 of unamortized debt discount recorded in connection with the February 2012 restructuring.

Sartini Gaming, Inc.

Notes to Consolidated Financial Statements

Note 4.	Long-Term Debt (Continued)

In connection with two business combinations during the year ended December 31, 2014 described in Note 7, the Company recorded an obligation under a Revenue Sharing Agreement which is described in Note 7 and issued two promissory notes to the sellers. One note, in the original amount of $1,250,000, requires six monthly payments of $125,000 through July 2014, and thereafter, six monthly payments of $83,333, including interest at 0.3 percent. The note is unsecured. The other note, in the original amount of $1,500,000, requires principal payments of $250,000 in September 2015 and 2016 with a final payment of $1,000,000 in September 2017, plus interest at one month LIBOR plus 3 percent. The note is collateralized by the assets acquired in the business combination.

During the year ended December 31, 2013, the Company settled certain litigation for $3,300,000, of which $300,000 was paid in cash with the balance due in monthly installments of $71,667 through April 2015, and $21,667 thereafter through June 2017. The obligation is non-interest bearing but has been discounted at 12 percent. The discounted settlement was $2,709,159 which was charged to selling, general and administrative expenses.

Other long-term debt consists primarily of gaming equipment obligations that bear interest at rates ranging from 0 percent to 8.5 percent and were due during 2014. These obligations were collateralized by the gaming equipment.

In April 2011, the Company issued to The Blake L. Sartini and Delise F. Sartini Family Trust four notes payable subordinated to the Company’s credit facilities in the aggregate amount of $5,000,000. Principal plus interest at 5 percent was due in April 2017. The notes were repaid during the year ended December 31, 2013.

Scheduled maturities of long-term debt as of December 31, 2014 are as follows (dollars in thousands):

Years ending December 31,

2015	$6,689
2016	5,434
2017	5,604
2018	66,187
2019	108,864
Thereafter	181
$192,959

Sartini Gaming, Inc.

Notes to Consolidated Financial Statements

Note 5.	Warrants

In February 2012, 77 Golden Gaming, LLC issued to the Company’s second lien lenders detachable warrants for the purchase of 11,110 membership interests of 77 Golden Gaming, LLC at an exercise price of $.01 per membership interest. 77 Golden Gaming, LLC currently has 88,890 membership interests outstanding. The warrants expire in February 2022 and contain certain anti-dilutive provisions. The lenders can require 77 Golden Gaming, LLC to redeem 75 percent of the outstanding warrants upon the occurrence of a Trigger Event, defined as the occurrence of the a) maturity of the warrants, b) acceleration under the Company’s second lien credit agreement, c) certain refinancing or repayment of debt, or d) a Liquidity Event, as defined in the warrant. The repurchase value of the warrants is based on terms specified in the warrant. Upon a Trigger Event, the repurchase value is equal to the greater of (a) seven times twelve month trailing EBITDA of the Company less Outstanding Indebtedness, or (b) the fair market value of the membership interests, without discounts, determined by an independent investment bank. Upon a Liquidity Event, the repurchase value is based on the transaction consideration in connection with the Liquidity Event. 77 Golden Gaming, LLC has the right to repurchase the warrants in February 2022 on terms set forth in the warrant.

The $432,000 estimated fair value of the warrants at the time of issuance was accounted for as a discount on the second lien loans.

In September 2014, one of the warrant holders exercised its right to require the repurchase of a warrant for the purchase of 1,111 member interests for $377,528. The estimated fair value of the warrants at December 31, 2014 and 2013 was $5,685,000 and $0, respectively. Fair value was determined by a third party valuation specialist based on applying a multiple of trailing EBITDA less outstanding indebtedness with a discount for lack of marketability.

Note 6.	Commitments and Contingencies

Leases: The Company leases buildings, land and parking lot space, and equipment and vehicles under noncancelable operating leases. The original terms of the leases range from 1 to 15 years with various renewal options from 1 to 15 years. Operating lease rental expense, which is calculated on a straight-line basis, was approximately $9,000,000 for each of the years ended December 31, 2014 and 2013 and for the period ended December 31, 2012. The Company has operating leases with affiliated companies for certain of its tavern locations and its office building. The leases expire between July 2015 and February 2028. The Company paid approximately $2,404,000, $3,144,000 and $3,051,000 to these affiliates for the years ended December 31, 2014, 2013 and 2012, respectively. Future minimum rentals under noncancelable operating leases are as follows (dollars in thousands):

Years ending December 31,
	Office		Tavern
	Building	Equipment	Locations	Total

2015	$942	$2,882	$8,613	$12,437
2016	-	766	8,217	8,983
2017	-	108	6,958	7,066
2018	-	20	5,296	5,316
2019	-	8	4,777	4,785
Thereafter	-	-	32,341	32,341
	$942	$3,784	$66,202	$70,928

Sartini Gaming, Inc.

Notes to Consolidated Financial Statements

Note 6.	Commitments and Contingencies (Continued)

The total minimum rentals for tavern locations include rentals payable to related parties totaling approximately $13.6 million.

Gaming regulations: The Company’s operations are subject to the licensing and regulatory requirements of the Nevada State Gaming Control Board and the Nevada Gaming Commission. The Company’s gaming licenses are subject to certain conditions and periodic renewal. Management believes that the conditions will continue to be satisfied and that subsequent license renewals will be granted.

Litigation: The Company is involved in litigation from time to time arising in the normal course of business. In the opinion of management, such litigation and claims will not have a material effect on the Company’s financial condition, results of operations, or cash flows.

Note 7.	Business Combinations

In February 2012, G.M.G. sold and leased back from Affinity Gaming Black Hawk, LLC, G.M.G.’s real property for $77,530,707, resulting in a gain of approximately $26,560,000. Simultaneously, the Company purchased from Affinity Gaming, LLC, all of the outstanding member interests in E-T-T, LLC, Market Gaming, LLC, Cardivan, LLC, and Corral Country Coin, LLC for $73,225,505. The acquired entities are engaged in the installation, operation, and service of approximately 5,400 gaming machines under space leases and revenue participation agreements with various retail and convenience stores, bars, and restaurants in the state of Nevada, and also own and operate two casinos now operating under the names Gold Town Pahrump and Lakeside Casino and RV Park, both in Pahrump, Nevada. The acquisitions were made to strengthen the Company’s existing market positions.

The estimated fair values of the acquired net assets are as follows (in thousands):

Cash	$22,588
Accounts receivable, inventories and prepaid expenses	1,408
Property and equipment	18,660
Customer relationships	23,198
Notes receivable	2,757
Goodwill	7,206
Accounts payable and accrued expenses	(2,591)
$73,226

The fair value of the businesses acquired was estimated by applying the income approach. This fair value measurement is based on significant inputs that are not observable in the market and thus represents a Level 3 measurement as described in ASC 820-10-35. Key assumptions include a discount rate of 13 percent and a terminal value based on earnings before interest, taxes, depreciation, and amortization capitalized at approximately 12 percent. The goodwill of $7,206,000 arising from the acquisition consists largely of the synergies and economies of scale expected from combining the operations of the Company with the businesses acquired.

The Company incurred business combination costs of approximately $2,268,000. The costs were expensed as incurred.

Sartini Gaming, Inc.

Notes to Consolidated Financial Statements

Note 7.	Business Combinations (Continued)

G.M.G. leased back the real property from Affinity Gaming Black Hawk, LLC until October 31, 2012, at which time Affinity Gaming Black Hawk LLC purchased G.M.G.’s gaming property and assumed certain related liabilities for $10. During the term of the lease, G.M.G. paid to Affinity Gaming Black Hawk, LLC, rent totaling $6,106,000. As a result of these transactions, G.M.G. satisfied its obligation as a co-borrower under the existing credit facility and was released from all obligations under that credit agreement. The accounts of G.M.G. were deconsolidated as of October 31, 2012.

G.M.G. did not receive the proceeds from the sale of its assets. Instead, G.G.I. received the $4,305,202 difference between the amount it owed Affinity Gaming, LLC for the assets it purchased and the proceeds from the sale of the Company’s net assets. G.M.G. recorded a $29,020,926 reduction in G.M.G.’s debt obligation to Sartini, due from G.G.I. of $2,200,000 and the remaining $46,309,781 as a distribution to its stockholder. Sartini then recorded $46,309,781 as a capital contribution.

On January 1, 2014, the Company completed the acquisition of certain assets of Strategic Gaming Management, LLC, a privately-held slot route operator in northern Nevada (the Route Acquisition). As consideration for the acquisition, the Company provided the seller with cash of $1,000,000 and a $1,250,000 promissory note. In addition, the Company entered into a Revenue Sharing Agreement under which the Company is obligated to pay to the seller 20 percent of the Net Gaming Revenue, as defined therein, subject to reduction if annual Net Gaming Revenue is less than $2,700,000. The Revenue Sharing Agreement extends for 42 months unless terminated sooner pursuant to terms of the Agreement. The Company has the right to terminate the Revenue Sharing Agreement at any time during the first eighteen months of the Revenue Sharing Agreement term by paying to the seller $1,750,000, less amounts paid under the Revenue Sharing Agreement prior to its termination. The seller agreed not to compete for 42 months. Payments under the Revenue Sharing Agreement were due beginning August 2014 and totaled $265,628 for the year ended December 31, 2014.

In September 2014, the Company completed the acquisition of the assets used in the operation of four taverns (the Tavern Acquisition) for consideration consisting of cash of $500,000 plus a $1,500,000 promissory note.

The estimated fair value of the net assets acquired is as follows (dollars in thousands):

	Route	Tavern
	Acquisition	Acquisition

Cash	$785	$-
Accounts receivable	119	-
Prepaid expenses	96	-
Property and equipment	1,103	1,460
Intangible assets	1,897	540
Revenue sharing obligation	(1,750)	-
Note payable	(1,250)	(1,500)
Cash paid at closing	$1,000	$500

Sartini Gaming, Inc.

Notes to Consolidated Financial Statements

Note 8.	Discontinued Operations

Summarized operating results for G.M.G. for the ten months ended October 31, 2012 are as follows (dollars in thousands):

Revenues	$35,769
Operating expenses	35,071
Income from operations	698
Gain on sale of assets	26,560
Interest expense	(163)
Net income	$27,095

Summarized cash flow information for G.M.G. for the period ended October 31, 2012 is as follows (dollars in thousands):

Cash Flows From Operating Activities
Net income	$27,095
Depreciation and amortization	1,425
(Gain) on sale of property and equipment	(26,560)
Other adjustments	125
Changes in working capital components	(1,428)
Net cash provided by operating activities	$657

Cash Flows From Investing Activities
Expenditures for property and equipment	$(697)

Cash Flows From Financing Activities
Principal payment of long-term debt	$(360)

Note 9.	Subsequent Events

On January 25, 2015, Sartini entered into an Agreement and Plan of Merger (the Merger Agreement) with Lakes Entertainment, Inc., a Minnesota corporation (Lakes), LG Acquisition Corporation, a Nevada corporation and wholly owned subsidiary of Lakes (the Merger Subsidiary), and The Blake L. Sartini and Delise F. Sartini Family Trust (the Sartini Trust), pursuant to which, on and subject to the terms and conditions set forth in the Merger Agreement, the Merger Subsidiary will merge with and into Sartini, with Sartini surviving as a wholly owned subsidiary of Lakes (the Merger).

Sartini Gaming, Inc.

Notes to Consolidated Financial Statements

Note 9.	Subsequent Events (Continued)

Under the terms of the Merger Agreement, Lakes is valued at $9.57 per share (representing an approximate 37 percent premium to the closing share price for the common stock of Lakes on January 23, 2015), subject to working capital and various other adjustments under the Merger Agreement. The value of Sartini under the Merger Agreement will be determined by multiplying 7.5 times the Company’s trailing twelve-month consolidated EBITDA (adjusted for non-cash or non-recurring expenses, losses and charges and certain other expenses), less the aggregate principal amount of the Company’s indebtedness, subject to working capital and various other adjustments under the Merger Agreement.

The Company has agreed that prior to the closing of the Merger, it will use commercially reasonable efforts to enter into an agreement with one or more lenders to refinance or amend its existing credit agreements (either with the existing or new lenders), on such terms and subject to such conditions as shall have been reasonably approved by Lakes. In addition, the Company has made certain customary representations, warranties and covenants in the Merger Agreement which survive the closing of the transaction, and a portion of the shares of Lake’s common stock to be issued to the Sartini Trust under the Merger Agreement will be placed into escrow to satisfy the indemnification obligations of the Sartini Trust described in the Merger Agreement.

In March 2015, Lakes, the Merger Subsidiary, Sartini Gaming, the Sartini Trust and members of Lakes Board of Directors were named as defendants in three lawsuits related to the Merger Agreement and the proposed Merger. The lawsuits allege that, in negotiating the Merger Agreement and related transactions and documentation, the defendants have breached their fiduciary duties to Lakes shareholders and/or have aided and abetted such breaches. Such claims seek, among other things, injunctive relief. One of the conditions to the closing of the Merger is that no restraining order, injunction, judgment, order or decree shall be in effect that prohibits the consummation of the Merger. Consequently, any lawsuit with respect to the Merger may prevent the Merger from becoming effective within the expected time frame, or at all. Although management believes these lawsuits are without merit, the claims could result in delay of the closing of the Merger.

On April 3, 2015, the Company entered into a Warrant Repurchase Agreement with the warrantholders, pursuant to which each warrantholder has agreed to sell its warrants immediately prior to the closing of the Merger either to Sartini Gaming for cash or to Lakes for shares of Lakes common stock, as elected by such holder, and effective upon such sale the warrants will be cancelled.

If a warrantholder elects to receive cash for its warrants, the purchase price will be calculated as the greater of (i) the repurchase value of the warrants calculated in accordance with a formula therein or (ii) the value of such warrantholder’s pro rata share of the shares of Lakes common stock issuable to the Sartini Trust under the Merger Agreement (based on its warrant percentage) multiplied by the average closing price for Lakes common stock for the 20 consecutive trading days ending 30 days prior to the closing of the Merger. If a warrantholder elects to receive shares of Lakes common stock, such shares will be deducted from the shares otherwise issuable to the Sartini Trust as merger consideration under the Merger Agreement, such that the total number of shares of Lakes common stock issued in connection with the Merger remains the same.